ASI Aviation, Inc.

8521 Leesburg Pike, Suite 175

Vienna, VA 22182

February 24, 2016

Dr. James L. Silvester, Ph.D.

102 Lakeside Drive

Stephens City, VA 22655

Re: Offer of Engagement, Chief Financial Officer

Dear Dr. Silvester:

ASI Aviation, Inc. (ASI) is pleased to offer you the position of Chief Financial Officer (CFO) effective March 1, 2016. In this position, your duties and responsibilities will encompass drafting and reviewing Company financials including 10-Qs, 10-Ks and other financial agreements, raising capital for merger & acquisitions, liaising with outside financial institutions, and working closely with the CEO for all business-related financial matters of the Company/ASI.

You will be compensated as follows:

  You will be compensated at the rate of $125 per hour as a 1099 employee through ASI’s semi-monthly payroll cycle starting with the commencement of Pre-IPO funding date expected in March 2016. Initially you will be expected to work four (4) hours per week, subject to increase by approval from the Board. Your compensation will be reviewed after six (6) months and will be subject to obtaining investment capital by the Company and the financial condition of the Company. To be in compliance with immigration laws, we must verify that you may legally work in the United States. We will need to see original documents that meet the requirements of the I-9 Employment Eligibility Verification Form which is provided with this letter.
  You will be also paid a fee equal to 5% of equity capital and 2.5% of debt capital raised and brought to the Company/ASI through your direct effort. Such fee(s) will be paid to you upon receipt of the funds into the Company bank account.
  You will receive 100,000 shares of ASI common stock to be vested over three years.

You will be required to sign a non-compete, non-solicitation of client employee and confidentiality agreement with ASI. Also, as an independent contractor you will be allowed to engage in other consultancies so long as the Company is informed and there is no conflict of interest regarding client identified solicitations.

ASI envisions this as an opportunity for you to participate in the development of dynamic business growth of the Company where your capabilities and experience will be applied to our mutual benefit.

Please acknowledge your acceptance of this offer with ASI in accordance with the terms set forth in this letter, by signing and dating below and returning to us the original copy of this letter. You are advised to keep a copy for your file.

Sincerely yours,

/s/ Danette Penenburg

Danette Penenburgh

Director, Contracts Administration & Human Resources

Acceptance: /s/James Silvester Date: 03/01/2016

cc: HR File

B.B. Sahay